EXHIBIT 99.1
Press Release	Source: MobilePro Corp.
MobilePro Corp. Closes Acquisition of Web One
Monday August 16, 9:21 am ET

Deal Expected to Be Accretive to Earnings, Add More Than $2 MM in Revenue and 12,000 subscribers

BETHESDA, Md., Aug. 16 /PRNewswire-FirstCall/ -- MobilePro Corp. (OTC Bulletin Board: MOBL - News) announced today the company has closed its acquisition of Web One, Inc., a Kansas City, Missouri-based Internet service and web-hosting provider with operations in Missouri and Kansas. The deal is forecast to add more than 12,000 subscribers, $2 million in annualized revenue and an estimated one-fifth of a cent per share to MobilePro's annualized pre- tax earnings. The terms of the transaction were not disclosed.
· (Logo: http://www.newscom.com/cgi-bin/prnh/20040414/FLWLOGOLOGO )

Jay Wright, MobilePro president and CEO, said, "Web One represents a further expansion by MobilePro into the Kansas City market. Web One is, in our view, an exceptionally well-run ISP that we are pleased to welcome to the MobilePro family. We are looking forward to continuing Web One's tradition of superior customer service to over 12,000 Missouri and Kansas customers, as well as expanding into neighboring states over time. Given our other acquisitions in the Kansas City area, we will be able to begin delivering a bundled set of services, value and local support that few other carriers can offer today."

Jeff McMurphy, CEO of Web One, said, "I am excited that our customers will receive access to MobilePro's variety of service offerings. Their recently announced voice strategy and list of ISP, Competitive Local Exchange Carriers (CLEC) and long distance acquisitions will provide a 'one-stop shop' that PlanetKC has wanted to offer for the past several years. I am confident that MobilePro will continue the superior customer service PlanetKC is famous for. I think that MobilePro's growth and business strategy is a great opportunity for our shareholders to maximize their return on their investment and will provide the Kansas City community a good partner for many years to come as it looks to expand."

Web One has been providing service to the Kansas City area under its PlanetKC brand since 1997 and also offers nationwide dialup access under the AstraOne brand name (http://www.astraone.com). Web One/PlanetKC also offers broadband via DSL and cable, and business class services such as T1 access and Virtual Private Networks.

About Web One

Web One, Inc. was established in 1997 as a sister company to Logical Solutions, Inc. Logical Solutions was a computer reseller and many of its clients were asking for a reliable, reasonably priced Internet service provider. Web One, Inc. was formed to fill those requests. From the beginning, Web One was built with customer's needs as its top priority and has grown with that as the company's guiding principle.

Web One began with offering dialup service and dedicated ISDN. By the beginning of 1998, Web One had expanded its services to include web hosting, co-location and T1 services. In July of 1999, Web One became one of Kansas City's first local providers to offer ADSL Broadband service.

In February 2002, Web One, Inc. merged with TOP Acquisition Group, Inc. Web One is now the number one ranked, privately owned ISP in Kansas City according to Ingram Magazine's list of top area ISP's for 2002.

About MobilePro Corp.

MobilePro Corp. is a wireless technology and broadband telecommunications company based in Bethesda, MD with operations in Hurst, Houston, Dallas and Beaumont, TX; Detroit, MI; Coshocton, OH; Kansas City, MO; Janesville, WI; and Shreveport, LA. The company is focused on creating shareholder value by developing innovative wireless technologies, acquiring and growing profitable broadband telecommunications companies and forging strategic alliances with well-positioned companies in complementary product lines and industries. With the acquisition of Web One, MobilePro has closed 10 transactions in 2004, with cumulative expected annualized revenue of more than $19 million.

An investment profile about MobilePro Corp. may be found online at http://www.hawkassociates.com/mobilepro/profile.htm

For more information, contact MobilePro CEO, Jay Wright at (301) 315-9040. For investor relations information, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383, email: info@hawkassociates.com. Detailed information about MobilePro can be found on the website http://www.mobileprocorp.com. An online investor kit including copies of MobilePro press releases, current price quotes, stock charts and other valuable information for investors may be found on the website http://www.hawkassociates.com.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements, including forecasts about revenue, earnings and subscriber numbers, are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including the company's ability to obtain future financing on favorable terms, changes in the wireless and telecommunications industries that compel the company to alter its present business strategy, the company's ability to attract management capable of implementing the company's existing or future business strategy and the risk factors set forth in the company's most recent SB-2 registration statement. Results actually achieved may differ materially from expected results included in these statements as a result of these factors or others.

Source: MobilePro Corp.
DC\ 7006531.1